December 31, 1996



Corcap, Inc.
120 Union Street
Willimantic, Connecticut 06226

Attention:  Elise C. Roenigk
            Corporate Secretary

Ms. Roenigk:

     Pursuant to the provisions of the Stock Option Agreement, dated March 25, 1996, (the "Agreement"), whereby you have granted the undersigned a stock option (the "Option") to purchase 16,666 shares of Common Stock of CompuDyne Corporation (the "Company"), the undersigned hereby notifies you of its election to exercise the Option to purchase 16,666 of the shares covered by the Option at the price specified therein.

     I understand that the Agreement will be deemed to be amended automatically to reduce the number of shares remaining to be exercised under the Agreement by the number of shares exercised by this notice.

    In full payment of the price for the shares being purchase, I am delivering to you herewith a check payable to the order of the Company in the amount of $166.66.

     Please mail the stock certificates to me at:

               Name        Martin A. Roenigk

               Address     CompuDyne Corporation
                           120 Union Street
                           Willimantic, CT 06226


                              Sincerely,



                              /s/Martin A. Roenigk
                              --------------------
                              Martin A. Roenigk
Enclosure                     President













Calculation of funds due:

     Option price $.01   X

     Number of shares exercised 16,666   =

     Cost of Exercise                             $166.66

                             Total Amount Due =   $166.66


To be paid by:

     [X]  Cash or check                       =   $166.66

                                      TOTAL   =   $166.66
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